Exhibit 23.2



                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



We consent to the incorporation by reference in this Registration Statement on Form S-8 being filed by Graphco Holdings Corp. (the "Company") of our report, which contains an explanatory paragraph relating to the Company's ability to continue as a going concern, dated January 31, 2003, except as noted therein, on the consolidated financial statements of the Company and its subsidiaries as of and for the year ended December 31, 2002, which report appears in the Annual Report on Form 10-KSB/A for the year ended December 31, 2002 previously filed by the Company.




                                                               /s/ J.H. COHN LLP

Roseland, New Jersey
August 19, 2003